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                                                                    EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                            CONTACT:
                                            CATHERINE M. BIFFIGNANI
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            314-645-6600
                                            [KV PHARMACEUTICAL logo]




FOR IMMEDIATE RELEASE

       KV PHARMACEUTICAL COMPANY RECEIVES ANDA APPROVAL FROM U.S. FDA
               FOR SIX STRENGTHS OF DILTIAZEM HCl ER CAPSULES


  6-MONTH EXCLUSIVITY ON 420MG DILTIAZEM STRENGTH; FIRST COMPANY WITH FULL
          LINE OF DOSAGE STRENGTHS WHICH ARE AB RATED TO TIAZAC(R)

St. Louis, MO, September 12, 2006 - KV Pharmaceutical Company (NYSE:
KVa/KVb) announced today that it has received approval from the U.S. Food and Drug Administration to market six strengths of Diltiazem HCl ER Capsules (AB rated to Tiazac(R) from Forest Pharmaceuticals, Inc.) through its wholly-owned generic/non-branded subsidiary, ETHEX Corporation. ETHEX will begin shipments of all six strengths immediately.

The launch of the six strengths of Diltiazem (120mg, 180mg, 240mg, 300mg, 360mg and 420mg) will complement ETHEX's highly regarded cardiovascular family of products and will make KV the first generic company that will have a full line of product AB-rated to Tiazac(R). KV also believes it is the first generic company to receive approval of the 420mg strength dosage, and thus expects to have six months exclusivity on this strength. However, it is also expected that the brand manufacturer may launch an "authorized generic" version. Total market sales for this product are approximately $160 million. Tiazac(R) is indicated for the treatment of hypertension (high blood pressure) and angina (chest pain).

Tiazac(R) belongs to a class of drugs known as calcium channel blockers
(CCBs) that lower blood pressure by blocking calcium influx into the smooth muscle cells of the blood vessels. CCBs may be used to treat high blood pressure, angina and some arrhythmias. Approximately 50 million people in the U.S. have hypertension, however, approximately 52% are not on therapy and only 21% are on adequate control which controls their hypertension. Hypertension is a lifelong condition and can remain asymptomatic for many years. It is very important to reach one's blood pressure goal and maintain that goal throughout one's life.

Marc S. Hermelin, Chairman of the Board and Chief Executive Officer stated, "We are delighted to be extending ETHEX's cardiovascular expertise into the CCB segment with a complete line of AB-rated equivalents to an outstanding product like Tiazac(R). The approval extends ETHEX's


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line-up of quality ANDA products across multiple therapeutic categories, with several more important opportunities in our pipeline. We are pleased to be able to offer a full line of this important product to our customers and patients."

ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes in its November 2004 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

SAFE HARBOR
-----------
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, acquisitions, revenues, expenditures and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing, including as a result of so-called authorized-generic drugs; (5) new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations; (9)



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fluctuations in operating results; (10) the difficulty of predicting international regulatory approval, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers;
(12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation; and (14) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this report.